Form 10KSB40, Exhibit 13
period 1996-12-31
BECKLEY BANCORP INC
filed 1997-03-31
CIK 921152

EXHIBIT 13

                 Annual Report to Stockholders for Fiscal Year
                            Ended December 31, 1996

                             BECKLEY BANCORP, INC.

                                  [EAGLE LOGO]

                                 ANNUAL REPORT

                                      1996

                   SELECTED FIVE YEAR FINANCIAL AND OTHER DATA

                                               Year Ended December 31,
                               ---------------------------------------------------
                                 1996(1)     1995       1994(2)    1993       1992
                                 ----        ----       ----       ----       ----
                                              (In Thousands)
Selected financial
  condition data:
  Total assets                 $ 45,964   $ 45,213   $ 42,372   $ 37,883   $ 36,680
  Loans receivable, net          16,484     15,966     13,792     12,086     10,917
  Investment securities(3)        6,995      9,014     11,412      1,061      5,545
  Collateralized mortgage-
    backed obligations
    and other mortgage-
    backed securities(3)         16,484     17,954     14,546     17,189     12,489
  Deposit accounts               32,246     33,427     32,191     32,790     31,727
  Shareholders' equity           11,282     11,268      9,843      4,868      4,653

Selected operations data:
Interest income                   3,097     3,109       2,417      2,245      2,355
Interest expense                  1,382     1,312       1,067      1,136      1,413
-----------------------------------------------------------------------------------
  Net interest income             1,715     1,707       1,350      1,109        942
Provision for loan losses            52        81          30         15          3
-----------------------------------------------------------------------------------
Net interest income after
  provision for loan losses       1,663     1,626       1,320      1,094        942
Non-interest income                  61        60          50         51         39
Gain on sale of securities           26        35           -          -          -
Non-interest expense              1,306     1,101         961        819        759
-----------------------------------------------------------------------------------
Income before income taxes          444       620         409        326        219
Income tax expense                  168       224         144        111         79
-----------------------------------------------------------------------------------
   Net income                       276       396         265        215        140
-----------------------------------------------------------------------------------

Earnings per share(4)           $   .47   $   .69    $    .29        N/A        N/A
===================================================================================

Selected Operating Ratios:
Return on average assets           0.62%     0.90%       0.65%      0.57%      0.39%

Return on average equity           2.47%     3.72%       3.57%      4.52%      3.07%

Average equity to
  average assets                  24.94%    24.27%      18.27%     12.70%     12.78%

Net interest rate spread           2.88%     3.03%       2.84%      2.68%      2.24%

Non-performing assets to
  total assets                     0.12%     0.12%       0.10%      0.36%      0.34%

Dividend payout ratio             70.21%    34.78%          0%        N/A        N/A

Number of:
  Real estate loans
    outstanding                     445       442         439        458        476
  Deposit accounts                4,370     4,479       4,355      4,494      4,426
  Full service offices                2         2           2          2          2

(1) During the third quarter of 1996, the FDIC issued a one-time special assessment on all SAIF insured institutions. This assessment of $212,000 reduced income before taxes by $212,000. If this assessment had not been made, net income would have been $409,000 and earnings per share would have been $0.69. See Note 12 to the Consolidated Financial Statements.

(2)   One July 7, 1994 the  Corporation  issued  595,125 shares of common stock.
      Net proceeds from the stock issuance totalled $5,599,272. See Note 2 to the Consolidated Financial Statements.

(3)   On January 1, 1994,  the  Corporation  adopted  the  Financial  Accounting
      Standards  Board's ("FASB")  Statement of Accounting  Standards Number 115
      ("SFAS" 115). As a result of adopting SFAS 115, the  securities  which are classified  as  "available-for-sale"  are  reported  at  fair  value.  See
      "Management's   Discussion   and  Analysis  -  Impact  of  New  Accounting
      Standards" for detailed information.

(4) Earnings per share are based on the weighted average number of common and common equivalent shares outstanding. For 1994, earnings per share was based on net income subsequent to the Corporation's issuance of common stock on July 7, 1994. See Note 1 to the Consolidated Financial
      Statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Management's Discussion and Analysis of Financial Condition and
Results of Operations

Business of the Corporation and Beckley Federal Savings Bank

      Beckley Bancorp, Inc. (the "Corporation") is a Delaware chartered corporation with its headquarters located in Beckley, West Virginia. The
Corporation was organized in March 1994 at the direction of Beckley Federal Savings Bank (the "Savings Bank") for the purpose of acquiring all of the capital stock that the Savings Bank issued upon its conversion from the mutual to stock form of ownership. The Corporation is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage provided that the Savings Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Corporation does not conduct any active business, the Corporation does not intend to employ any persons other than officers of the Savings Bank. The Corporation utilizes the support staff of the Savings Bank from time to time.

      Beckley Federal is a federally chartered stock savings bank located in Beckley, West Virginia. The Savings Bank was initially chartered in December 1939 under the name of Beckley Federal Savings and Loan Association and commenced operations in early 1940. In 1990, the Savings Bank changed its mutual charter from that of a federal savings and loan association to that of a federal savings bank and concurrently changed its name to Beckley Federal Savings Bank. The Savings Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). Beckley Federal is primarily engaged in attracting deposits from the general public and using those funds to originate mortgage loans for the purchase or refinance of single-family homes in Beckley, West Virginia and surrounding communities and for the purchase of mortgage-backed and other securities. To a lesser extent, the Savings Bank also originates consumer loans, construction loans and non-residential real estate loans.

      The largest component of the Corporation's net income is net interest income, which is the difference between interest income and interest expense. Consequently, the Corporation's earnings are primarily dependent on it net interest income, which is determined by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Because most deposits react more quickly to market interest rate movements than do traditional mortgage loans and long term investment securities due to their shorter terms to maturity, sharp increases in interest rates will generally adversely affect the Corporation's earnings. The Corporation's net income is also affected by its provision for loan losses, as well as the amount of non-interest income and non-interest expenses, such as salaries and employee benefits, deposit insurance premiums, occupancy and equipment costs and income taxes. Each of these components is discussed under "Results of Operations".

      Currently, the Federal Deposit Insurance Corporation ("FDIC") administers two separate insurance funds, the Bank Insurance Fund ("BIF"), whose members are primarily commercial banks, and the Savings Association Insurance Fund ("SAIF"), whose members are primarily savings associations such as the Savings Bank. In September 1995, the FDIC lowered the insurance premium for members of the BIF to a range of between 0.04% and 0.31% of deposits. Additionally, effective January 1996, the total annual premium for most BIF members was further reduced to a flat fee of $2,000. During this period, the Savings Bank was paying an annual insurance premium to the SAIF equal to 0.23% of deposits. This disparity placed all SAIF members, including the Savings Bank, at a material competitive disadvantage.

      On September 30, 1996, a bill was signed into law by the President mandating a one-time special premium assessment on the deposits of all SAIF members of approximately .657% based on the March 31, 1995 assessment base to fully capitalize the SAIF. This resulted in the Bank incurring a one-time charge of $212,000 on September 30, 1996. As a result of this new law, the Savings Bank expects to pay a premium equal to .065% of insured deposits for the years 1997 through 1999. During these years, most BIF institutions are expected to pay premiums equal to .013% of deposits. Thereafter, assessments for BIF and SAIF members should be equal.

      The new law also contained additional provisions which are of great importance to the Savings Bank. The U.S. Department of the Treasury is required to provide Congress with a report, due in early 1997, on the effects of re-chartering thrifts to bank charters. Depending on the report, the possibility exists that all thrifts will be required to obtain a bank charter. If this is done on or before January 1, 1999, the BIF and SAIF will be merged at that time and assessments for both BIF and SAIF insured institutions will become equal on that date.

      An additional bill was signed into law during 1996 addressing the bad debt reserves of thrift institutions. Under prior law, if the Savings Bank were to change to a commercial bank charter, fail to maintain at least 60% of its assets as "qualifying assets", as defined in the Internal Revenue Code, or be merged into a commercial bank, it would be required to, in effect, reverse the tax deductions previously taken for additions to its bad debt reserves. The amount of pre-1988 reserves on the books of the Savings Bank at December 31, 1996, for which no current or deferred provision for income taxes had been established, was approximately $1.4 million. As a result of the enactment of the new law, the Savings Bank will now be able to change to a commercial bank charter, diversify its asset structure or be merged into a commercial bank without having to recapture any of its pre-1988 reserve additions. Any reserves accumulated above the December 31, 1987 level will be subject to recapture. The Savings Bank has not added to its bad debt reserve since the December 1987 level.

      As discussed in detail in the Corporation's 1995 Annual Report, the Savings Bank is planning on constructing a new office building on a piece of property currently owned which is adjacent to its branch facility. Due to unexpected delays in the architectural process and the winter weather season, construction has not yet begun. Prior to the end of the second quarter of 1997, the Board will again review the plans and anticipated costs associated with the proposed building before giving final approval to commence construction.

      As of December 31, 1996, the Savings Bank has incurred approximately $112,000 in architectural and engineering fees associated with the proposed building. Such fees are expected to be capitalized as part of the cost of the project. Should the project be terminated for any reason, such fees will be charged to non-interest expense in the period in which termination occurs and net income will likely be reduced by a material amount.

Financial Condition

      At December 31, 1996, the Corporation's total assets were $45.96 million, increasing $0.75 million, or 1.7% from $45.21 million at December 31, 1995. This increase was primarily due to an increase in loans receivable and partially offset by decreases in investment securities and collateralized mortgage obligations and other mortgage-backed securities.

      Cash and cash equivalents decreased slightly during the year. At December 31, 1996, cash and cash equivalents totalled $1.25 million compared to $1.37 million one year earlier. This decrease is equal to $0.12 million, or 8.8% and is primarily attributable to a $0.05 million decrease in the balance in interest bearing deposits and a $.07 million decrease in cash and due from banks.

      The Corporation's investment securities decreased $2.02 million, or 22.4% from $9.01 million at December 31, 1995 to $6.99 million at December 31, 1996. This decrease is the result of a $3.00 million decrease in the amortized cost of securities classified as held-to-maturity and partially offset by a $0.75 million increase in the amortized cost of securities classified as available-for-sale, a $0.23 million increase in the gross unrealized gains on securities classified as available-for-sale.

      Collateralized mortgage obligations and other mortgage-backed securities decreased $1.47 million, or 8.2% to $16.48 million at December 31, 1996 from $17.95 million one year earlier. This decrease resulted from a $0.45 million decrease in the unrealized gains on securities classified as available-for-sale and principal repayments and prepayments of $1.02 million.

      Net loans increased $4.21 million, or 26.4% from $15.97 million at December 31, 1995 to $20.18 million at December 31, 1996. This increase is primarily attributable to a net increase in loans made to customers. Approximately 500 non-mortgage loans were originated during the year totalling $5.91 million net of principal repayments of $2.71 million. This represents an increase of 118.6% to $5.90 million at December 31, 1996 from $2.70 million at December 31, 1995. The increase in the non-mortgage loan portfolio primarily consists of loans secured by new and used automobiles. Mortgage loan originations totalled $4.49 million which was offset by principal repayments of $3.44 million. As a result of the substantial increase in the non-mortgage loan portfolio, the allowance for loan losses was increased by $0.05 million.

      Bank premises and equipment increased $0.11 million, or 24.9% from $0.44 million at December 31, 1995 to $0.55 million at December 31, 1996. This increase is primarily due to expenditures relating to the proposed new office building and partially offset by depreciation expense. See the previous section entitled "Business of the Corporation and Beckley Federal Savings Bank" for details of such expenditures and the proposed office building.

      Total liabilities increased $0.73 million, or 2.2% from $33.95 million at December 31, 1995 to $34.68 million at December 31, 1996. This increase is primarily attributable to an increase in advances from the Federal Home Loan Bank and partially offset by a decrease in deposit accounts.

      Deposit accounts decreased $1.18 million, or 3.5% from $33.43 million at December 31, 1995 to $32.25 million at December 31, 1996. This is the result of decreases in the balances in passbook savings and NOW/Super NOW and money market checking accounts which is partially offset by an increase in the balances in certificate of deposit accounts.

      Income taxes payable decreased $0.01 million, or 100% from $0.01 million at December 31, 1995 to $0 at December 31, 1996. This is the result of decreased taxable income in 1996 resulting in a small prepaid income tax balance which is included in other assets.

      Federal Home Loan Bank advances increased from $0 at December 31, 1995 to $2.00 million at December 31, 1996. The Bank has used these funds for investment in short-term government agency securities. Details of the advances can be found in Note 9 to the Consolidated Financial Statements.

      Deferred income taxes decreased $0.1 million, or 43.7% to $0.12 million at December 31, 1996 from $0.22 million one year earlier. This is primarily due to a decrease in the fair values of securities classified as available-for-sale.

      Shareholders' equity increased $0.01 million, or 0.1% from $11.27 million at December 31, 1995 to $11.28 million at December 31, 1996. This increase is primarily attributable to net income of $0.28 million. Several other factors affected the separate components of stockholders' equity including dividend payments, Employee Stock Ownership Plan allocations and the issuance of additional shares of common stock to the Management Stock Bonus Plan. In addition, the Corporation experienced a $0.14 million decrease in the net unrealized gain on securities classified as available-for-sale. Please refer to the Consolidated Statements of Changes in Stockholders' Equity, which is a part of the Consolidated Financial Statements, for specific details.

Results of Operation

      Net income for the year ended December 31, 1996 decreased $120,000 or 30.4% to $276,000 from $396,000 for the year ended December 31, 1995. This decrease was primarily due to a one-time special assessment by the Savings Association Insurance Fund. This assessment resulted in a pre-tax charge to income of $212,000. See the section entitled "Business of the Corporation and Beckley Federal Savings Bank for specific information on this assessment. Had this assessment not been made during the year, net income for the year ended December 31, 1996 would have increased approximately $11,000 to $407,000, or 2.8% over the previous year.

      Interest income increased $78,000, or 2.6% from $3,019,000 for the year ended December 31, 1995 to $3,097,000 for the year ended December 31, 1996. Increased interest income on loans and collateralized mortgage obligations partially offset by decreased interest income on investments and interest bearing deposits represents a majority of the increase. The Rate/Volume Analysis Table included herein provides additional detail on the separate components of interest income.

      Interest expense for the year ended December 31, 1996 increased $69,000, or 5.3% to $1,382,000 from $1,313,000 for the year ended December 31, 1995.

Average Balance Sheet
---------------------

      The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from month end balances. Management does not believe that the use of month end balances instead of average daily balances has caused any material difference in the information presented.

                                                                       Year Ended December 31,
                                  -------------------------------------------------------------------------------------------------
                                                1996                             1995                            1994
                                  --------------------------------   ------------------------------   -----------------------------
                                  Average                Average     Average               Average    Average             Average
                                  Balance     Interest  Yield/Cost   Balance   Interest  Yield/Cost   Balance  Interest  Yield/Cost
                                  -------     --------  ----------   --------  --------  ----------   -------  --------  ----------
Interest-earning assets:
  Loans receivable(1)             $ 18,523     $ 1,539       8.31%   $ 14,933  $ 1,244      8.33%    $ 12,909   $ 1,065    8.25%
  Collateralized mortgage-
    obligations and other
    mortgage-backed securities      17,136       1,120       6.54      16,792    1,146      6.82       16,624       916    5.51
  Investment securities(2)           7,976         427       5.35      10,848      617      5.69        9,933       426    4.29
  Other interest-earning
    assets(3)                          173          11       6.36         174       12      6.90          172        10    5.81
                                  --------     -------      -----    --------  -------     -----     --------   -------    ----
    Total interest-earning
       assets                     $ 43,808     $ 3,097       7.07%   $ 42,747  $ 3,019      7.06%    $ 39,638   $ 2,417    6.10%
                                  ========     =======       ====    ========  =======      ====     ========   =======    ====
Noninterest-earning assets             968                              1,091                             987
                                  --------                           --------                        --------
      Total assets                $ 44,776                           $ 43,838                        $ 40,625
                                  ========                           ========                        ========
 Interest-bearing liabilities:
   Deposit accounts               $ 32,270       1,345        4.17   $ 32,580    1,312      4.03     $ 32,775   $ 1,067       3.26
   Other interest bearing
     liabilities                       692          37        5.85          -        -         -            -         -          -
                                  --------     -------       -----   --------  -------      ----     --------   -------       ----
      Total interest-bearing
       liabilities                $ 32,962     $ 1,382        4.19%  $ 32,580  $ 1,312      4.03%    $ 32,775   $ 1,067       4.86%
                                  ========     =======        ====   ========  =======      ====     ========   =======       ====
Non-interest-bearing liabilities.      648                                620                             427
                                  --------                            -------                        --------
      Total liabilities           $ 33,610                           $ 32,200                        $ 33,202
                                  ========                           ========                        ========
Retained earnings'                  11,166                             10,638                           7,423
                                  --------                            --------                       --------
      Total liabilities and
       retained earnings          $ 44,776                           $ 43,838                        $ 40,625
                                  ========                           ========                        ========
Net interest income                           $  1,715                         $ 1,707                          $ 1,350
                                              ========                         =======                          =======

Interest rate spread (4)                                      2.88%                         3.03%                            2.84%
                                                            ======                        ======                           ======
Net yield on interest earning
  assets(5)                                                   3.91%                         3.99%                            3.41%
                                                            ======                        ======                           ======
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                              135.75%                        131.21%                         120.94%
                                                            ======                        =======                          ======

-----------------------------------
(1)  Average balances include non accrual loans.
(2)  Includes interest bearing deposits in other financial institutions.
(3)  Consists primarily of FHLB stock.
(4)  Interest-rate  spread represents the difference between the average yield
     on interest-earning   assets  and  the   average   cost  of   interest-
     bearing liabilities.
(5) Net yield on interest earning assets represents net interest income as a percentage of average interest-earning assets.

Rate\Volume Analysis
---------------------

      The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by prior rate), (ii) changes in rate (changes in rate multiplied by prior volume), and (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).


                                                            Year Ended December 31,
                                      ------------------------------------------------------------------------------------
                                                      1996 vs. 1995                          1995 vs. 1994
                                      ----------------------------------------     ---------------------------------------
                                                 Increase (Decrease)                       Increase (Decrease)
                                                         Due to                                  Due to
                                      ----------------------------------------     ---------------------------------------
                                                             Rate/                                      Rate/
                                       Volume      Rate      Volume       Net      Volume       Rate    Volume       Net
                                      --------   --------  --------     ------    ---------   -------  ---------   -------
                                                              (In Thousands)
Interest-income:
  Loans receivable                    $   299    $    (3)   $    (1)   $   295    $   167     $   10    $    2    $   179
  Collateralized mortgage
    obligations and other
    mortgage-backed securities             22        (47)        (1)       (26)         9        219         2        230
  Investment securities                  (163)       (37)        10       (190)        39        139        13        191
  Other interest earning assets             -         (1)         -        (1)          -          2         -          2
                                      -------    -------    -------    -------    -------    -------   -------    -------
     Total interest-earning assets    $   158    $   (88)   $     8    $    78    $   215    $   370   $    17    $   602
                                      =======    =======    =======    =======    =======    =======   =======    =======

Interest-expense:
  Savings accounts                    $   (12)   $    45    $     0    $    33    $    (6)   $   253   $    (2)   $   245
  Other interest-bearing
    liabilities                             -          -         37         37          -          -         -          -

      Total interest-bearing
        liabilities                   $   (12)   $    45    $    37    $    70    $    (6)   $   253   $    (2)   $   245
                                      =======    =======    =======    =======    =======    =======   =======    =======
  Net change in net interest income   $   170    $   133    $   (29)   $     8    $   221    $   117   $    19    $   357
                                      =======    =======    =======    =======    =======    =======   =======    =======



This increase was mainly due to an increase in the average yields paid on deposit accounts and interest expense on advances from the Federal Home Loan Bank. For the year ended December 31, 1996, the average yield paid on deposit accounts was 4.17% compared to 4.03% for the year ended December 31, 1995.

      Net interest income increased $8,000, or 0.5% for the year ended December 31, 1996 to $1,715,000 from $1,707,000 for the year ended December 31, 1995.
This slight increase was the result of increased interest income which was partially offset by increased interest expense. The average interest rate spread decreased to 2.88% from 3.03% and the net yield on interest earning assets decreased to 3.91% from 3.99%.

      The allowance for loan losses was increased by $52,000 for the year ended December 31, 1996 compared to an increase of $81,000 for the year ended December 31, 1995. The increase in this allowance is charged against income through the provision for loan losses. The provision for loan losses is adjusted to reflect the results of management's periodic evaluation of the adequacy of the Corporation's allowance for such losses. The adequacy of the allowance is determined by an evaluation of the loan portfolio including an evaluation of each delinquent loan, past loan loss experience, current economic conditions, volume, growth and the composition of the loan portfolio, and other relevant factors. The adequacy of the allowance is reviewed on a quarterly basis. While the Corporation maintains its allowance for losses on loans at a level it considers to be adequate to provide for potential losses, there can be no assurance that further additions will not be made to the allowance and that losses, if any, will not exceed the amount provided by the allowance. The increase in the provision for the year ended December 31, 1996 was primarily due to an increase in the size of the Corporation's non-mortgage loan portfolio, which generally has a higher level of credit risk than loans secured by real property.

      Non-interest income decreased by $8,000, or 8.5% to $87,000 for the year ended December 31, 1996 from $95,000 for the year ended December 31, 1995. The primary contributor to this decrease was a $35,000 gain on the sales of collateralized mortgage obligations and investment securities for the year ended December 31, 1995 versus a $26,000 gain on the sale of investment securities for the year ended December 31, 1996.

      Non-interest expenses increased by $205,000, or 18.7% from $1,101,000 for the year ended December 31, 1995 to $1,306,000 for the year ended December 31, 1996. This increase is the direct result of a one-time special assessment of the Savings Association Insurance Fund of $212,000. See the section entitled
"Business of the Corporation and Beckley Federal Savings Bank for specific information on this assessment. Excluding the effect of the special assessment, non-interest expenses decreased by $6,000, or 0.6%. Occupancy and equipment expense increased by $10,000 and other non-interest expenses decreased by $4,000. Data processing expenses decreased by $8,000.

      Income tax expense decreased $56,000, or 24.9% from $224,000 (an effective tax rate of 35.9% on taxable income for federal and state income taxes) for the year ended December 31, 1995 to $168,000 (an effective tax rate of 36.2% on taxable income for federal and state income taxes) for the year ended December 31, 1996. The primary reason for this decrease was a decrease in pre-tax income.

Asset and Liability Management / Management Strategy

      The Savings Bank's investment strategy remains focused on the origination of one-to-four family mortgage loans and relatively short term non-mortgage loans combined with investments in mortgage-backed and other securities issued and guaranteed by agencies of the U.S. Government and government sponsored enterprises. The Savings Bank's mortgage lending programs allow it to serve the housing needs of its local community by offering long-term fixed and adjustable rate loans. Although the long-term fixed rate loans increase the Savings Bank's interest rate risk, the Savings Bank uses adjustable rate mortgage loans and adjustable rate mortgage-backed securities to minimize this risk. Investments in agency securities are generally directed into instruments having either an adjustable interest rate or a maturity of three years or less.

      To provide for a stable source of funding for the Savings Bank's investment objectives, the Savings Bank continually manages the interest rates it pays on its deposits. Through its deposit management strategies, the Savings Bank has historically been able to control its cost of funds while maintaining a stable deposit base and providing convenient and quality services to its customers. These strategies have also allowed the Savings Bank to maintain profitability and a strong capital position through growth at a rate that does not exceed its ability to generate earnings.

Liquidity and Capital Resources

      The Savings Bank is required to maintain minimum levels of liquid assets, as defined by the Office of Thrift Supervision (the "OTS). This requirement, which may be varied from time to time, depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Savings Bank has historically maintained a level of liquid assets in excess of regulatory requirements, and the Savings Bank's liquidity ratio averaged 20.12% during the month ended December 31, 1996. The Savings Bank manages its liquidity ratio to meet its funding needs including" deposit outflows; disbursement of payments collected from borrowers for taxes and insurance; and loan principal disbursements. The Savings Bank also manages its liquidity ratio to meet its asset and liability management objectives.

      The Savings Bank's primary sources of funds are deposits, amortization and prepayment of loans, maturities of investment securities and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Savings Bank strives to manage the pricing of its deposits to maintain a balanced stream of cash flows commensurate with its loan commitments and other predictable funding needs. The Savings Bank also has other sources of liquidity if a need for additional funds arises. Additional sources of funds include advances from the Federal Home Loan Bank of Pittsburgh along with readily marketable investment securities and mortgage-backed and related securities.

      The Savings Bank anticipates that it will have sufficient funds available to meet its current loan commitments, normal savings withdrawals and the proposed construction project. At December 31, 1996, the Savings Bank had outstanding loan commitments of $133,000. In addition, it had certificates of deposit scheduled to mature within one year of $15,722,000. Management believes that a substantial portion of such deposits will remain with the Savings Bank.

      As required by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the OTS prescribed three separate standards of capital adequacy. The regulations require financial institutions to have minimum tangible capital equal to 1.50% of tangible assets; minimum core capital equal to 3.00% of adjusted tangible assets; and minimum risk-based capital equal to 8.00% of risk-adjusted assets. At December 31, 1996, the Savings Bank's capital was well in excess of regulatory requirements as follows: Tangible Capital was equal to 16.9% of tangible assets; Core Capital was equal to 16.9% of adjusted tangible assets; and Risk-based Capital was equal to 42.4% of risk-adjusted assets. For additional detail on the Savings Bank's capital position, see Note 12 to the Consolidated Financial Statements.

      In August 1993, the OTS adopted a final rule incorporating an interest rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from its total capital for purposes of calculating the risk-based capital requirement. Because the Savings Bank's asset size was less than $300 million and its risk-based capital ratio was in excess of 12% at December 31, 1996, it is not currently subject to the interest rate risk component.

Impact of New Accounting Standards

      In October 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards Number 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which became effective for the Corporation beginning January 1, 1996. SFAS 123 requires increased disclosure of compensation expense arising from both fixed and performance-based stock compensation plans. Such expense will be measured as the fair value of the award at the date it is granted using an option pricing model. SFAS 123 encourages, rather than requires, companies to adopt a new method that accounts for stock compensation awards based on their estimated fair value. Companies are permitted to continue accounting for stock-based compensation under Accounting Principles Board ("APB") Opinion No. 25, however, certain items must be disclosed in the notes to the financial statements. The Corporation has continued its application of APB 25 in the consolidated financial statements and has disclosed pro forma net income and earnings per share in a Note 11 to the Consolidated Financial Statements, determined as if the Corporation had applied the new method.

Impact of Inflation and Changing Prices

      The consolidated financial statements of the Corporation and notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than does the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                          INDEPENDENT AUDITOR'S REPORT




To The Board of Directors and Stockholders of
Beckley Bancorp, Inc. and Subsidiary
Beckley, West Virginia


   We have audited the accompanying consolidated statements of financial condition of Beckley Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beckley Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their consolidated operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Mason & Bashaw
Certified Public Accountants






Beckley, West Virginia
January 27, 1997

                      BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Financial Condition



                                                                                 December 31,
                                                                              1996            1995
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and Cash Equivalents (Note 1)                                       $  1,249,750    $  1,370,888
Investment Securities (Notes 1 and 3)
  Available-for-sale (at fair value)                                        5,997,247       5,021,058
  Held-to-maturity (fair values of $997,500 and
   $3,993,000, respectively)                                                  997,417       3,992,627

Collateralized Mortgage Obligations and Other
  Mortgage-backed Securities (Notes 1 and 4)
  Available-for-sale (at fair value)                                       16,483,878      17,953,830

Loans receivable, net (Notes 1 and 5)                                      20,180,072      15,965,582
Bank premises and equipment (Notes 1 and 6)                                   550,853         440,929
Federal Home Loan Bank stock - at cost                                        171,900         175,900
Accrued interest receivable (Note 7)                                          268,456         252,892
Other assets                                                                   64,501          39,626
------------------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                           $ 45,964,074    $ 45,213,332
======================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposit accounts (Note 8)                                              $ 32,246,179    $ 33,426,976
  Income taxes payable (Note 10)                                                   xx          98,609
  Federal Home Loan Bank advances (Note 9)                                  2,000,000              xx
  Deferred income tax (Notes 1 and 10)                                        121,470         215,579
  Other liabilities                                                           314,466         203,914
------------------------------------------------------------------------------------------------------
   Total Liabilities                                                       34,682,115      33,945,078
======================================================================================================

Commitments (Note 13)

Stockholders' Equity (Note 2)
  Preferred stock (par value of $.01 per share,
   250,000 shares authorized; no shares issued
   and outstanding)                                                                xx              xx
  Common stock (par value of $.10 per share,
   1,250,000 shares authorized; 601,465 shares
   issued and outstanding)                                                     60,146          60,146
  Additional paid-in capital                                                5,674,043       5,659,403
  Retained earnings, substantially restricted (Notes 2 and 10)            105,474,077       5,390,944
  Net unrealized gain on securities available-for-sale                        285,649         425,522
  Unearned compensation - ESOP (Note 11)                                     (153,289)       (184,818)
  Unearned compensation - Management Stock Bonus Plan (Note 11)               (58,667)        (82,943)
------------------------------------------------------------------------------------------------------
   Total Stockholders' Equity                                              11,281,959      11,268,254
======================================================================================================
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 45,964,074    $ 45,213,332
======================================================================================================


The accompanying notes are an integral part of these statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income



                                                       Years Ended December 31,
                                                    1996         1995        1994
------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
  Loans, including certain fees                  $1,539,467   $1,244,361  $1,064,541
  Investment securities                             340,773      422,872     120,508
  Mortgage-backed securities                        313,440      364,835     347,732
  Collateralized mortgage obligations               806,347      781,501     567,971
  Interest bearing deposit accounts                  72,462      182,170     295,885
  Dividends, FHLB and other                          24,580       23,508      20,594
------------------------------------------------------------------------------------
   Total Interest Income                          3,097,069    3,019,247   2,417,231
------------------------------------------------------------------------------------

INTEREST EXPENSE:
  Deposits                                        1,344,909    1,312,569   1,061,352
  Other                                              37,107           xx       6,334
------------------------------------------------------------------------------------
   Total Interest Expense                         1,382,016    1,312,569   1,067,686
------------------------------------------------------------------------------------

Net Interest Income                               1,715,053    1,706,678   1,349,545
Provision for losses on loans (Notes 1 and 5)        52,000       81,000      30,000
------------------------------------------------------------------------------------
Net Interest Income After Provision For
  Losses On Loans                                 1,663,053    1,625,678   1,319,545
------------------------------------------------------------------------------------

NONINTEREST INCOME:
  Service charges on deposit accounts                48,418       46,657      40,865
  Gain on sale of investments available-for-
   sale (Note 3)                                     25,688        4,901          xx
  Gain on sale of collateralized mortgage
   obligations available-for-sale (Note 4)               xx       30,010          xx
  Other income                                       13,097       13,692       9,561
------------------------------------------------------------------------------------
   Total Noninterest Income                          87,203       95,260      50,426
------------------------------------------------------------------------------------

NONINTEREST EXPENSES:
  Salaries and employee benefits (Note 11)          515,203      515,233     469,603
  Occupancy and equipment expense                    79,916       70,508      66,022
  Savings Association Insurance Fund assessment
   (Note 12)                                        211,647           xx          xx
  Federal insurance premiums                         71,425       74,393      77,864
  Data processing expenses                          112,564      120,730     112,744
  Other (Note 14)                                   315,567      319,876     235,260
------------------------------------------------------------------------------------
   Total Noninterest Expenses                     1,306,322    1,100,740     961,493
------------------------------------------------------------------------------------

Income Before Income Taxes                          443,934      620,198     408,478
Provision for income taxes (Note 10)                168,416      224,404     143,667
------------------------------------------------------------------------------------

Net Income                                       $  275,518   $  395,794  $  264,811
====================================================================================


Earnings Per Common Share (For Period
  Subsequent to Initial Issuance of Common
  Stock on July 7, 1994)                         $      .47   $      .69  $      .29
====================================================================================



The accompanying notes are an integral part of these statements.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                               Years Ended December 31, 1996, 1995 and 1994

                                                                          Additional
                                                                Common     Paid-In
                                                                Stock      Capital
------------------------------------------------------------------------------------

Balance at January 1, 1994                                      $    xx   $       xx

Net unrealized gain upon adoption of FASB 115,
  net of income taxes (Note 1)                                       xx           xx

Sale and issuance of 595,125 shares of common stock
  (Note 2)                                                       59,512    5,539,760

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax (Note 1)                            xx           xx

Common stock committed to be released for allocation -
  ESOP (Note 10)                                                     xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released (Note 10)                                 xx        2,232

Net income for year ended December 31, 1994                          xx           xx
------------------------------------------------------------------------------------

Balance at December 31, 1994                                     59,512    5,541,992

Dividends on common stock                                            xx           xx

Additional shares issued (6,340)/purchased (800) for
  Management Stock Bonus Plan - at market value (Note 10)           634      107,146

Common stock committed to be released for allocation - ESOP          xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released                                           xx       10,265

Amortization of unearned compensation - Management Stock
  Bonus Plan                                                         xx           xx

Change in unrealized gain (loss) on securities available-
  for-sale, net of tax (Notes 3 and 4)                               xx           xx

Net income for year ended December 31, 1995                          xx           xx
                                                               --------   ----------

Balance at December 31, 1995                                     60,146    5,659,403

Dividends on common stock                                            xx           xx

Common stock committed to be released for allocation - ESOP          xx           xx

Increase in fair market value over cost of ESOP shares
  committed to be released                                           xx       14,640

Amortization of unearned compensation - Management
  Stock Bonus Plan                                                   xx           xx

Change in unrealized gain on securities available-for-sale,
  net of tax (Notes 3 and 4)                                         xx           xx

Net income for year ended December 31, 1996                          xx           xx
------------------------------------------------------------------------------------

Balance at December 31, 1996                                    $60,146   $5,674,043
====================================================================================











                                                                  Years Ended December 31, 1996, 1995 and 1994

                                                              Unrealized                    Unearned
                                                               Retained       Gain (Loss)                 Compensation
                                                               Earnings -     on Securities    Unearned     Management
                                                              Substantially    Available-     Compensa-       Stock
                                                               Restricted       for-Sale      tion - ESOP   Bonus Plan      Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994                                  $   4,868,027   $          xx   $       xx   $         xx  $ 4,868,027

Net unrealized gain upon adoption of FASB 115,
  net of income taxes (Note 1)                                         xx         395,248           xx             xx      395,248

Sale and issuance of 595,125 shares of common stock
  (Note 2)                                                             xx              xx     (238,050)            xx    5,361,222

Change in unrealized gain (loss) on securities
  available-for-sale, net of tax (Note 1)                              xx      (1,072,218)          xx             xx   (1,072,218)

Common stock committed to be released for allocation -
  ESOP (Note 10)                                                       xx              xx       23,805             xx       23,805

Increase in fair market value over cost of ESOP shares
  committed to be released (Note 10)                                   xx              xx           xx             xx        2,232

Net income for year ended December 31, 1994                       264,811              xx           xx             xx      264,811
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994                                    5,132,838        (676,970)    (214,245)            xx    9,843,127

Dividends on common stock                                        (137,688)             xx           xx             xx     (137,688)

Additional shares issued (6,340)/purchased (800) for
  Management Stock Bonus Plan - at market value (Note 10)              xx              xx           xx       (121,380)     (13,600)

Common stock committed to be released for allocation - ESOP            xx              xx       29,427             xx       29,427

Increase in fair market value over cost of ESOP shares
  committed to be released                                             xx              xx           xx             xx       10,265

Amortization of unearned compensation - Management Stock
  Bonus Plan                                                           xx              xx           xx         38,437       38,437

Change in unrealized gain (loss) on securities available-
  for-sale, net of tax (Notes 3 and 4)                                 xx       1,102,492           xx             xx    1,102,492

Net income for year ended December 31, 1995                       395,794              xx           xx             xx      395,794
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995                                    5,390,944         425,522     (184,818)       (82,943)  11,268,254

Dividends on common stock                                        (192,385)             xx           xx             xx     (192,385)

Common stock committed to be released for allocation - ESOP            xx              xx       31,529             xx       31,529

Increase in fair market value over cost of ESOP shares
  committed to be released                                             xx              xx           xx             xx       14,640

Amortization of unearned compensation - Management
  Stock Bonus Plan                                                     xx              xx           xx         24,276       24,276

Change in unrealized gain on securities available-for-sale,
  net of tax (Notes 3 and 4)                                           xx        (139,873)          xx             xx     (139,873)

Net income for year ended December 31, 1996                       275,518              xx           xx             xx      275,518
----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996                                $   5,474,077   $     285,649   $  (153,28)  $    (58,667) $11,281,959
===================================================================================================================================

The accompanying notes are an integral part of these statements.
                                                                             13

BECKLEY BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows



                                                                            Years Ended December 31,
                                                                      1996            1995            1994
---------------------------------------------------------------------------------------------------------------
CASH FLOWS PROVIDED BY OPERATING
   ACTIVITIES:
  Interest and dividends received                                 $  3,041,730    $  3,026,274    $  2,300,986
  Service charges and other income                                      61,515          60,349          50,426
  Interest paid                                                     (1,344,939)     (1,312,566)     (1,067,631)
  Cash paid to employees and suppliers                              (1,239,677)     (1,007,379)       (903,142)
  Income taxes paid                                                   (294,814)       (187,266)       (148,257)
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided By Operating Activities                           223,815         579,412         232,382
---------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Proceeds from sale of securities available for sale:
   Investment security                                                  50,688         960,938              xx
   Collateralized mortgage obligation                                       xx         993,589              xx
  Purchases of investment securities:
   Available-for-sale                                               (3,000,000)     (4,201,663)     (3,417,570)
   Held-to-maturity                                                 (3,492,054)    (48,898,192)     (6,700,000)
  Purchases of CMO and mortgage-backed securities:
   Available-for-sale                                                       xx      (3,920,001)     (4,555,114)
  Proceeds from maturities or calls of
   investment securities:
    Available-for-sale                                               2,250,000       3,500,000              xx
    Held-to-maturity                                                 6,500,000      51,580,082              xx
  Principal repayments on CMO's and mortgage-backed securities:
    Available-for-sale                                               1,015,981         812,151       5,874,397
  Net increase in loans to customers                                (4,258,689)     (2,251,727)     (1,744,870)
  Redemption (purchase) of FHLB stock                                    4,000          (6,500)         10,700
  Purchases of equipment                                               (19,656)        (21,655)        (21,540)
  Payments for architectural fees                                     (110,337)             xx              xx
---------------------------------------------------------------------------------------------------------------
   Net Cash Used By Investing Activities                            (1,060,067)     (1,452,978)    (10,553,99)
---------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY FINANCING
  ACTIVITIES:
  Net decrease in customers' deposit accounts                       (1,180,797)     (1,235,743)       (599,131)
  Advances from FHLB                                                 2,000,000              xx              xx
  Changes in other liabilities                                          88,296         (93,473)         94,737
  Acquisition of common stock for MSBP plan                                 xx         (13,600)             xx
  Net proceeds from sale of stock                                           xx              xx       5,599,272
  Dividends paid                                                      (192,385)       (137,688)             xx
  Purchase of stock by ESOP                                                 xx              xx        (238,050)
---------------------------------------------------------------------------------------------------------------
   Net Cash Provided By Financing Activities                           715,114         990,982       4,856,828
---------------------------------------------------------------------------------------------------------------

(Decrease) Increase in Cash and Cash Equivalents                      (121,138)        117,416      (5,464,787)
Cash and cash equivalents, beginning of year                         1,370,888       1,253,472       6,718,259
---------------------------------------------------------------------------------------------------------------

Cash and Cash Equivalents, End of Year (Note 1)                    $ 1,249,750    $  1,370,888    $  1,253,472
===============================================================================================================


The accompanying notes are an integral part of these statements.

                                            BECKLEY BANCORP, INC. AND SUBSIDIARY


                                                        Years Ended December 31,
                                                    1996         1995         1994
--------------------------------------------------------------------------------------

RECONCILEMENT OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES:

Net income                                        $ 275,518    $ 395,794    $ 264,811
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                      20,069       15,079       13,038
   (Accretion) and amortization - net               (31,974)     (16,302)     (19,062)
   Provision for loan losses                         52,000       81,000       30,000
   Deferred income tax credit                       (11,962)     (24,996)      (7,646)
   Gain on sale of securities                       (25,688)     (34,911)          xx
   Deferred loan fees                                (7,801)      (2,807)       8,878
   ESOP benefits amortized                           31,529       29,427       23,805
   Amortization of unearned compensation - MSBP      24,276       38,437           xx
   Increase in fair value of ESOP plan shares
     committed to be released for allocation         14,640       10,265        2,232
   (Increase) decrease in accrued interest
     receivable and other assets                    (24,612)      30,458     (102,563)
   Increase in prepaid income taxes                 (15,827)          xx           xx
   Increase (decrease) in accrued interest
     payable and other liabilities                   22,256       (4,166)      15,833
   (Decrease) increase in income taxes payable      (98,609)      62,134        3,056
---------------------------------------------------------------------------------------
   Net Cash Provided By Operating Activities      $ 223,815    $ 579,412    $ 232,382
=======================================================================================


The accompanying notes are an integral part of these statements.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

   Beckley Bancorp, Inc.'s (the "Parent Company") principal asset is its wholly-owned subsidiary, Beckley Federal Savings Bank (the "Savings Bank"). The Savings Bank is a federally chartered stock savings bank organized and existing under the laws of the United States Home Owner's Loan Act. The Savings Bank provides a variety of financial services to individual and business customers through its two locations in Beckley, West Virginia. This Southern West Virginia area has been historically dependent on the coal mining industry. The Bank's primary deposit products are interest-bearing checking, savings and certificate accounts. Its primary lending product is single-family residential loans.

    BASIS OF ACCOUNTING: The accounting and reporting practices of Beckley Bancorp, Inc. and Subsidiary conform, in all material respects, to generally accepted accounting principles ("GAAP") and to practices within the savings bank industry. The following is a summary of the significant policies.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Beckley Bancorp, Inc. and Beckley Federal Savings Bank, its wholly owned subsidiary. All material intercompany accounts and transactions have been eliminated in the consolidation.

   CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits with banks and short-term interest bearing deposits at the Federal Home Loan Bank with an original maturity of three months or less. Cash and cash equivalents at December 31, 1996, 1995 and 1994 are detailed as follows:

                                      1996         1995          1994
                                   ----------   -----------   ----------
Cash and due from banks            $  333,952    $  405,754   $  576,772
FHLB demand deposit                   915,798       965,134      676,700
                                   ----------   -----------   ----------
                                   $1,249,750    $1,370,888   $1,253,472
                                   ==========   ===========   ==========

   INVESTMENT, CMO'S AND OTHER MORTGAGE-BACKED SECURITIES: FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" requires that debt securities that the Company has both the positive intent and ability to hold to maturity be carried at amortized cost. Debt securities that the Company does not have the positive intent or ability to hold to maturity and all marketable equity securities are classified as available-for-sale and carried at estimated fair value. Unrealized holding gains and losses on securities classified as available- for-sale are carried as a separate component of shareholders' equity, net of taxes.

   The Bank's mortgage-backed and related securities consist of mortgage-backed participation certificates (PC's) and collateralized mortgage obligations (CMO's). All of these securities have been issued by the Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA"). The Bank's PC portfolio consists of both fixed-rate and adjustable-rate instruments while the Bank's CMO portfolio consists entirely of adjustable-rate instruments. All of the adjustable-rate instruments have interest rates that reset monthly based on a widely-used cost of funds index. At December 31, 1996, none of the Bank's CMO's were classified as high risk under the Federal Financial Institution Examination Council's guidelines, as adopted by the Office of Thrift Supervision under thrift bulletin 52, for this type of investment.

   Prior to January 1, 1994, the Bank classified all investments in equity, debt, CMO and mortgage-backed securities as held for investment. Because of the issuance of Statement 115, the Bank reevaluated its investment policies and as a result concluded that all of its investment securities (equity, debt and mortgage-backed) should be classified as available-for-sale upon adoption of the Statement. Application of the new rules resulted in an increase of $395,248 in equity, net of a $252,699 tax effect, as of January 1, 1994, representing the recognition in equity of the unrealized appreciation at January 1, 1994.

   Effective November 15, 1995, the FASB offered entities a one-time opportunity to reclassify their accounting securities among Statement 115's three categories (trading, available-for-sale and held-to-maturity). The Bank has made no reclassifications under the provisions which expired December 31, 1995.

   The amortized cost of debt securities classified as held-to-maturity or available- for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income
from   investments.   Interest  and   dividends

                                            BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to the Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

are included in income from  investments,  while principal  payments received on
mortgage-backed   securities  reduce  the  original  investment.   The  cost  of
securities sold is based on the specific identification method.

   LOANS: Loans are stated at the unpaid principal amount outstanding, net of unearned income, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued, only if deemed collectible. The Bank discontinues recognizing accrued interest when a loan is specifically determined to be impaired or when payment of interest becomes past due by more than ninety days. Unpaid interest previously accrued on those loans is reversed from income. Non- accrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

    Loan origination fees and certain costs of originating and closing mortgage loans are deferred and recognized over the life of the loans as an adjustment of yield. These amounts are not considered material to operations.

   ALLOWANCE FOR LOSSES ON LOANS: The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. The amount of the allowance is based upon management's evaluation of the collectibility of the loan portfolio, including historical loan loss experience, growth and composition of the loan portfolio, known and inherent risks in the portfolio, current economic conditions, adverse situations which may affect the borrower's ability to repay, and the estimated value of any underlying collateral. The allowance is increased by provisions for loan losses charged against income, and reduced by charge-offs, net of recoveries.

   Additions to the allowance for loan losses on mortgage loans are not deductible for Federal income tax purposes. A separate bad debt deduction for income tax purposes has been established (see Note 10). Additions to the allowance for losses on consumer loans are generally tax deductible to the extent that charge-offs are made during the tax year.

   REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS: Real estate acquired in settlement of loans is recorded, on the date acquired, at the lower of the Bank's cost or management's estimate of its fair market value. Subsequent adjustments made to reflect any decline in value below management's original estimates are charged to current operations through the provision for losses on real estate owned. Operating expenses of such properties, related income, and gains and losses on their disposition are included in operations. The Bank held no real estate acquired in the settlement of loans at December 31, 1996 or 1995.

   BANK PREMISES AND EQUIPMENT: Office properties and equipment are carried at cost less accumulated depreciation. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets. The estimated useful lives used to compute depreciation are: buildings and improvements, ten to forty years; and furniture, fixtures and equipment, five to ten years.

   INCOME TAXES: The Bank has adopted SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes (see Note 10). The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax rates. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities. The Bank files a consolidated return with its subsidiary and allocates tax provisions based upon the entities separate taxable income.

    EARNINGS PER SHARE: The Company completed its initial stock offering on July 7, 1994, and, accordingly, earnings per share for 1994 was computed on net income subsequent to July 7, 1994 and the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include shares issuable upon exercise of dilutive options outstanding determined under the treasury stock method. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6 and the shares acquired for its Management Stock Bonus Plan ("MSBP") in a manner similar to the ESOP shares; shares acquired by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account. The weighted average number of common and common equivalent shares outstanding for the periods indicated below are:

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

   July 27, 1994 through December 31, 1994             571,320 shares
   January 1, 1995 through December 31, 1995           574,050 shares
   January 1, 1996 through December 31, 1996           584,965 shares
===============================================================================

   USE OF ESTIMATES: The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from those estimates. Two such material estimates are the allowance for loan losses and fair value of financial instruments (Note 15). Management uses current available information to determine the allowance amount each reporting period. Changes in local economic conditions, requirements of regulators and other factors may require the bank to make further additions to the allowance for loan losses. Therefore, it is reasonably possible that these estimates could change materially in the future.

   NEW ACCOUNTING PRONOUNCEMENTS:  The Financial Accounting Standards Board
(FASB) has issued the following pronouncements.

   The FASB has issued SFAS No. 122, "Accounting for Mortgage Service Rights" and SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 122 deals with selling or securitizing of loans when mortgage servicing rights are retained. SFAS No. 125, which is effective after December 31, 1996, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities.

    During 1996, Beckley Bancorp, Inc. and Subsidiary did not sell or securitize loans and retain the mortgage servicing rights. Management does not anticipate that SFAS No. 122 and No. 125 will have any impact upon its prospective financial statements.

   RECLASSIFICATIONS: Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with the 1996 presentation.

   OTHER POLICIES: Accounting policies regarding benefit plans and the fair values of financial instruments are disclosed in Notes 11 and 15, respectively.

Note 2 - Conversion to Stock Ownership

   At a special meeting on June 27, 1994, the members of the Savings Bank approved management's plan to convert the Savings Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank. Under the plan, the Parent Company acquired 100% of the stock of the Savings Bank for $2,799,636. As part of the conversion to stock form, the Savings Bank formed an Employee Stock Ownership Plan("ESOP") for eligible employees (see Note 11). Shares of the Parent Company were offered for subscription to eligible members of the Savings Bank, the Savings Bank's Employee Stock Ownership Plan (the "ESOP") and certain other persons, as of specified dates, subject to various subscription priorities. All stock was purchased in the subscription offering. The transaction was in the form of a pooling of interests.

   On July 7, 1994, Beckley Bancorp, Inc. (a Delaware Corporation) sold and issued 595,125 shares of $.10 par value common stock at $10 per share (inclusive of 23,805 shares acquired by the ESOP) and became the parent company of the Savings Bank. Net proceeds of $5,599,272, representing gross proceeds net of accumulated conversion and underwriting cost of $351,978, were reflected as common stock and additional paid-in capital in the accompanying statement of financial condition.

   In accordance with OTS Regulations, at the time of conversion, the Savings Bank segregated and restricted $4,868,027 of retained earnings in a liquidation account for the benefit of eligible deposit account holders who continue to maintain their accounts at the Savings Bank after the conversion. In the event of a complete liquidation of the Savings Bank subsequent to the conversion, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted balances of all qualifying deposits then held. The liquidation account will be reduced annually at December 31st to the extent that eligible account holders have reduced their qualifying deposits. The liquidation account approximated $1,812,000 at December 31, 1996.

   Subsequent to the conversion, the Parent Company or the Savings Bank may not declare or pay a cash dividend on any of its shares of common stock if the effect would reduce stockholders' equity below either the amount required for the liquidation account discussed above or the applicable regulatory capital requirements or if such declaration and payment would otherwise violate regulatory requirements.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3 - Investment Securities

   The following is a summary of available-for-sale and held-to-maturity securities:



                                              Available-for-Sale Securities
------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
====================================================================================
December 31, 1996
FHLB - Floating rate
  (Weighted average interest rate
  of 4.31%)                          $1,985,878   $    2,820  $    (928)   $1,987,770
FHLB callable bonds - Fixed rate
  (Weighted average interest rate
  of 5.87%)                           2,000,000           xx    (20,211)    1,979,789
FHLMC callable bond - Fixed rate
  (Weighted average interest rate
  of 8%)                              1,000,000        8,167         xx     1,008,167
FHLMC stock                              36,249      985,272         xx     1,021,521
------------------------------------------------------------------------------------
                                     $5,022,127   $ 996,259   $ (21,139)   $5,997,247
====================================================================================


                                               Held-to-Maturity Security
-------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
-------------------------------------------------------------------------------------
December 31, 1996
FHLB - Discount note                 $  997,417   $       83  $       xx   $  997,500
=====================================================================================

Weighted average interest rate             5.47%
=====================================================================================




                                              Available-for-Sale Securities
--------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
--------------------------------------------------------------------------------------
December 31, 1995
FHLB - Floating rate
  (Weighted average interest rate
  of 4.59%)                          $1,969,502   $    7,347  $  (20,000) $1,956,849
FHLB callable bonds - Fixed rate
  (Weighted average interest rate
  of 6.88%)                           2,003,750         933           xx   2,004,683
U.S. Treasury Bill (interest rate
  of 5.39%)                             243,244         589           xx     243,833
FHLMC stock and other marketable
  securities                             61,249     754,444           xx     815,693
------------------------------------------------------------------------------------
                                     $4,277,745   $  763,313  $  (20,000) $5,021,058
====================================================================================




                                               Held-to-Maturity Security
--------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized     Fair
                                        Cost        Gains       Losses       Value
--------------------------------------------------------------------------------------
December 31, 1995
FHLB - Discount note                 $3,992,627   $      373  $       xx   $3,993,000
======================================================================================
Weighted average interest rate             5.53%
======================================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 3 - Investment Securities (continued)

   The gross realized gain on sales proceeds of $50,688 and $960,938 on available- for-sale securities totaled $25,688 and $4,901 for the years ended December 31, 1996 and 1995. There were no realized losses. There were no sales of investments securities during 1994. The adjustment, net of income tax, to unrealized gains (losses) on available-for-sale investment securities included as a separate component of shareholders' equity totaled $146,039, $332,165 and ($118,427) in 1996, 1995 and 1994, respectively.

   The amortized cost and estimated fair value of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                               Estimated
                                                  Amortized       Fair
                                                    Cost         Value
============================================================================
   Available-for-Sale:
     Due in one year or less                      $1,495,017   $1,494,878
     Due after one year through five years         2,490,861    2,472,681
     Due after five years through ten years        1,000,000    1,008,167
----------------------------------------------------------------------------
                                                   4,985,878    4,975,726
     Equity securities                                36,249    1,021,521
----------------------------------------------------------------------------
                                                  $5,022,127   $5,997,247
============================================================================

   Held-to-Maturity:
     Due in one year or less                      $  997,417   $  997,500
============================================================================

   Investment securities with a carrying value of $495,806 had been pledged to secure public deposits at December 31, 1996. There were no pledged securities at December 31, 1995.

Note  4  -  Collateralized   Mortgage  Obligations  and  Other   Mortgage-Backed
Securities

   The following is a summary of collateralized mortgage obligations and other mortgage-backed securities:

                                             Available-for-Sale Securities
-------------------------------------------------------------------------------------
                                                  Gross        Gross      Estimated
                                   Amortized    Unrealized  Unrealized       Fair
                                      Cost        Gains       Losses        Value
=====================================================================================
December 31, 1996
Floating rate collateralized
 mortgage obligations:
   FNMA issues                    $ 9,636,540  $   11,682  $  (459,549)  $ 9,188,673
   FHLMC issues                     3,028,047      21,887      (109,055)   2,940,879
(Weighted average interest
  rate of 6.15%)

Mortgage-backed P.C.'s:
  GNMA fixed rate                     471,942      47,711            xx      519,653
  FHLMC fixed rate                    529,346      25,226            xx      554,572
  FNMA fixed rate                       7,132         905            xx        8,037
  FHLMC adj. rate                      89,033          xx        (1,933)      87,100
  FNMA adj. rate                    3,243,548         528       (59,112)   3,184,964
--------------------------------------------------------------------------------------
(Weighted average interest
  rate of 6.88%)                  $17,005,588  $  107,939  $  (629,649)  $16,483,878
======================================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note  4  -  Collateralized   Mortgage  Obligations  and  Other   Mortgage-Backed
Securities (Continued)

                                             Available-for-Sale Securities
------------------------------------------------------------------------------------
                                                  Gross        Gross      Estimated
                                   Amortized    Unrealized  Unrealized       Fair
                                      Cost        Gains       Losses        Value
====================================================================================
December 31, 1995
Floating rate collateralized
 mortgage obligations:
   FNMA issues                    $10,025,926  $   15,784  $  (144,678)  $ 9,897,032
   FHLMC issues                     3,027,816      26,796       (52,043)   3,002,569
(Weighted average interest
  rate of 6.44%)

Mortgage-backed P.C.'s:
  GNMA fixed rate                     616,790      62,226            xx      679,016
  FHLMC fixed rate                    611,621      32,394            xx      644,015
  FNMA fixed rate                       7,322         858            xx        8,180
  FHLMC adj. rate                     102,107          xx        (1,072)     101,035
  FNMA adj. rate                    3,630,133      13,714       (21,864)   3,621,983
------------------------------------------------------------------------------------
(Weighted average interest
  rate of 7.15%)
                                  $18,021,715  $  151,772  $  (219,657)  $17,953,830
====================================================================================

    The Bank has no principal only, interest only, or residual tranches in its collateralized mortgage obligation portfolio.

   The gross realized gain on sales proceeds of $993,589 on available-for-sale collateralized mortgage obligations totaled $30,010 for the year ended December 31, 1995. There were no sales of these securities during 1996 and 1995. The adjustment, net of income tax, to unrealized gains (losses) on available-for-sale collateralized mortgage obligations and other mortgage-backed securities included as a separate component of shareholders' equity totaled ($285,912), $770,327 and ($953,791) in 1996, 1995 and 1994, respectively.

   There  were  no  pledged   collateralized   mortgage  obligations  and  other
mortgage-backed securities at December 31, 1996 and 1995.

Note 5 - Loans Receivable

   Loans receivable at December 31, 1996 and 1995, consisted of the following:

                                                      1996          1995
==============================================================================
   First mortgage loans:
     One to four family dwellings                  $13,101,985   $12,213,937
     Commercial                                      1,408,898     1,237,487
     Construction                                       96,231       102,650
   Loans secured by deposits                           616,719       616,829
   Consumer installment loans:
     Auto and other personal                         5,179,214     2,056,542
     Commercial                                        103,538        24,907
-----------------------------------------------------------------------------
      Total Loans                                   20,506,585    16,252,352

   Less:   Allowance for losses                       (303,183)     (255,000)
           Net deferred loan fees and reserve for
           uncollected interest.                       (23,330)      (31,770)
-----------------------------------------------------------------------------
                                                   $20,180,072   $15,965,582
=============================================================================
   Weighted average interest rate                         8.14%         8.34%
=============================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
Note 5 - Loans Receivable (continued)

   Nonaccruing loans at December 31 were as follows:

                                               1996          1995
=====================================================================

   Accumulated nonaccruing loans            $    53,176   $    52,978
=====================================================================

   Interest and fees on loans would have increased $1,166, $1,805 and $288 in 1996, 1995 and 1994, respectively, if nonaccruing loans had been accruing interest at contract rates. Interest income recorded on such loans during 1996, 1995 and 1994 totaled $7,142, $2,923 and $2,998, respectively.

   Activity in the allowance for loan losses is summarized as follows:

                                         1996        1995       1994
-----------------------------------------------------------------------

   Balance, beginning of year           $255,000   $174,000   $144,000
   Provision for loan losses              52,000     81,000     30,000
   Loans charged-off                      (3,817)        xx         xx
-----------------------------------------------------------------------
   Balance, end of year                 $303,183   $255,000   $174,000
=======================================================================

   The Bank primarily originates single-family residential mortgage loans within the Raleigh County, West Virginia area. General policy is to lend up to 80% of the appraised value of the property securing the loan. Historically, Raleigh County has been subject to economic fluctuations within the coal mining industry.

   Loans delinquent over 90 days for principal and interest payments approximated .26% of the total loan balances at December 31, 1996. Management anticipates no loss on these loans due to the collateral value exceeding the loan principal outstanding.

   The Bank was required to adopt the provisions of FASB 114 "Accounting by Creditors for Impairment of a Loan" and FASB 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" during 1995. The statements require that impaired loans that are within their scope be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Management has evaluated the loan portfolio at December 31, 1996 and 1995 and have determined that no impaired loans existed.

   The Bank has granted loans to certain directors and officers of the Savings Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $289,154 and $196,946 at December 31, 1996 and 1995, respectively. During 1996, new loans were $149,384 and repayments totaled $57,176.

Note 6 - Bank Premises and Equipment

   The following is a detail of office properties and equipment at December 31, 1996 and 1995:
                                                      1996       1995
=========================================================================

   Land and land improvements                       $379,953   $379,953
   Office building - main                             74,332     74,332
   Office building - branch                           86,570     86,570
   Architectural fees, survey and other costs -
     1729 Harper Road                                112,492      2,155
   Equipment, furniture and fixtures                 317,064    299,566
-------------------------------------------------------------------------
                                                     970,411    842,576
   Accumulated depreciation                          419,558    401,647
-------------------------------------------------------------------------
                                                    $550,853   $440,929
=========================================================================

   Architectural fees, survey and other costs are related to the future construction of a new main office at 1729 Harper Road, Beckley, West Virginia. The most recent proposal to construct the facility, as designed, totalled $1.513 million. Management is evaluating the construction costs and consideration is being given to reducing the size of the currently designed facility. The Bank has not entered into any formal contracts to construct the new main office.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 7 - Accrued Interest Receivable

   Accrued interest receivable at December 31 is summarized as follows:


                                                          1996      1995
===========================================================================

   Interest bearing deposits                           $  4,473   $ 14,291
   Investment securities                                 55,835     39,977
   Collateralized mortgage obligations                   61,186     66,144
   Mortgage-backed securities                            28,950     34,367
   Loans                                                118,012     98,113
----------------------------------------------------------------------------
                                                       $268,456   $252,892
============================================================================

Note 8 - Deposit Accounts

   Deposit accounts at December 31 are comprised of:

                                             December 31,
                                                 1996
               Account Type                  Interest Rate     1996          1995
========================================================================================
   Commercial NOW and business checking       0.00 - 1.0%   $   105,267   $   256,046
   Passbook, including 90 day and club
     accounts                                3.06 - 3.94%     7,368,380    8,140,105
   NOW/SuperNOW accounts                     2.00 - 2.47%     3,377,686    4,141,468
   Money market checking                     2.00 - 2.90%     1,366,923    1,584,198
   Savings certificates                       3.00 - 4.0%       312,653    5,802,065
                                              4.01 - 5.0%     4,760,677    1,487,940
                                              5.01 - 6.0%    13,829,657    8,497,439
                                              6.01 - 7.0%     1,032,581    3,416,416
                                              7.01 - 8.0%        92,355      101,299
----------------------------------------------------------------------------------------
                                                            $32,246,179   $33,426,976
=========================================================================================

   The weighted average interest rate of all deposits for the years ended December 31, 1996 and 1995 was 4.25% and 4.03%, respectively.

   The aggregate amount of certificates of deposit of $100,000 or more was $3,839,000 at December 31, 1996 and $3,537,000 at December 31, 1995.

   Scheduled maturities of savings certificates at December 31, 1996 are as follows:

                                                        Weighted
                                                        Average
                                                        Interest
                                            Balance       Rate
===================================================================

   Under 3 months                         $ 5,438,402    4.93%
   4 to 12 months                          10,283,477    5.15%
   13 to 36 months                          4,257,356    5.51%
   37 to 48 months                             48,688    5.29%
-------------------------------------------------------------------
                                          $20,027,923    5.17%

===================================================================

   Interest expense by deposit category for the years ended December 31 is as follows:

                                          1996         1995          1994
===============================================================================

   Passbook savings, including 90-day
     and club accounts                    234,410    $  271,436   $  369,379
   NOW and money market accounts          123,473       145,326      150,429
   Savings certificates                   987,026       895,807      541,544
-------------------------------------------------------------------------------
                                        1,344,909    $1,312,569   $1,061,352
===============================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 9 - Advances from Federal Home Loan Bank

   Advances from the Federal Home Loan Bank at December 31, 1996 are as follows:


Short-term fixed rate - 5.93%,
   due 1/15/97                                   $1,000,000
Repo plus - 5.55%, due 3/18/97                    1,000,000
------------------------------------------------------------
                                                 $2,000,000
============================================================
The advances are unsecured with principal and interest payable at maturity. At December 31, 1996, the Bank had a remaining unsecured credit line of $1,473,000 with the Federal Home Loan Bank ("FHLB"). The Bank also has the capacity to borrow up to $13.5 million in additional funds from the FHLB using certain assets as collateral.

Note 10 - Income Taxes

   The Bank has previously qualified under provisions of the Internal Revenue Code that allowed a special bad debt deduction limited generally to a percentage of otherwise taxable income ("percentage of taxable income method") and subject to certain limitations based upon aggregate loans and deposits. Under such provisions, the Bank had established a bad debt reserve, for income tax purposes only, of approximately $1,464,000. As a result of the Small Business Act of 1996, the "percentage of taxable income method" has been eliminated for tax years beginning after December 31, 1995. The Bank is now required to use the "experience method" for establishing bad debt reserves for income tax purposes. The reserve previously established will become the Bank's beginning balance of its experience reserve. Such reserves will be used to absorb losses on mortgage loans for income tax purposes.

   All or a portion of the $1,464,000 may be subject to income tax recapture only if the Bank should liquidate or if the balance in its mortgage loan portfolio at the end of any year falls below the balance in such portfolio at December 31, 1987. Under these circumstances, all or a portion of the reserve would be subject to Federal income tax at the then applicable rates. Management does not anticipate the occurrence of any event that would cause any portion of this reserve to be subject to recapture.

   Income tax expense for the years ending December 31 is summarized as follows:


                                1996       1995        1994
================================================================
   Federal:
     Current                  $166,830    $236,121   $140,140
     Deferred                  (10,933)    (23,240)    (7,066)

   State:
     Current                    13,548      13,279     11,173
     Deferred                   (1,029)     (1,756)      (580)
----------------------------------------------------------------
                              $168,416    $224,404   $143,667
================================================================
   A reconciliation of the differences between the tax provision and tax expense computed by applying the federal statutory income tax rate is as follows:


                                                  1996       1995        1994
================================================================================
   Statutory Federal income tax rate                  34%         34%        34%
--------------------------------------------------------------------------------
   Expected income tax expense at federal rate  $150,900    $210,800   $138,900
     Increase (decrease) in provision
      resulting from:
        State income taxes, net of
         federal benefit                           8,942       9,065      7,400
        Dividends received deduction              (3,275)     (2,810)    (2,475)
        Other                                     11,849       7,349       (158)
-------------------------------------------------------------------------------
                                                $168,416    $224,404   $143,667
===============================================================================
Income tax expense applicable to securities transactions approximated $9,200 and $13,000 for the years ended December 31, 1996 and 1995, respectively.

   The net deferred tax liability in the accompanying balance sheet includes the following amounts of deferred tax assets and liabilities:

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 10 - Income Taxes (continued)

                                                          1996        1995
==============================================================================
   Deferred tax asset:
     Deferred loan fees                                 $   4,275   $   5,992
     Consumer loan loss reserve                            56,601      41,382
     Accrued health insurance                               7,156       7,524
     Unearned management stock bonus plan                   5,103       5,326
------------------------------------------------------------------------------
                                                           73,135      60,224
     Less valuation allowance                              (7,156)     (7,524)
------------------------------------------------------------------------------
                                                           65,979      52,700
------------------------------------------------------------------------------
   Deferred tax liability:
     Post 1987 tax loan loss reserve                         (295)       (295)
     Accelerated depreciation for tax purposes            (19,392)    (18,075)
     Unrealized gain on securities available-for-sale
      (Note 1)                                           (167,762)   (249,909)
------------------------------------------------------------------------------
                                                         (187,449)   (268,279)
------------------------------------------------------------------------------
   Net Deferred Tax Liability                           $(121,470)  $(215,579)
==============================================================================
    The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized.

Note 11 - Benefit Plans

   Employee Retirement Plan:

   Beckley Federal Savings Bank participates in the Financial Institutions Retirement Fund multi-employer pension plan. This noncontributory defined benefit plan covers all eligible employees meeting certain service and age requirements. The plan operates on a fiscal year ending on June 30, and it is the policy of the Bank to fund the normal cost of the plan. Plan contributions for the years ending June 30, 1997, 1996 and 1995 were $4,647, $17,398 and $38,709, respectively. Due to the fully funded status of the plan, the 1996 contribution was reduced below previous levels due to a future employee contribution offset of $25,011. Pension plan expense was $10,958, $29,017 and $35,270 for the years ended December 31, 1996, 1995 and 1994. If the plan ever became underfunded and the Bank withdrew from the plan, it would be responsible for its share of any unfunded benefit obligations. The data available at December 31, 1996 from the administrators of the plan is not sufficient to develop or determine the Bank's share of the pension plan's accumulated benefit obligation, or the net assets attributable to the plan. The Bank has no intention of withdrawing from the plan.

   Employee Stock Ownership Plan:

   At the time of the stock conversion, the Savings Bank established an employer leveraged Employee Stock Ownership Plan ("ESOP") that covers all full-time employees, age 21 and with one year of service. The ESOP borrowed $238,050 from the Parent Company to purchase 23,805 shares of the Company's common stock, the loan being collateralized by the common stock. The Savings Bank makes annual contributions of $23,805 to the ESOP, which is equal to the ESOP debt service requirement. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction in retained earnings; dividends on unallocated ESOP shares are retained to service the ESOP's loan from the Company. ESOP compensation expense was $48,121, $41,596 and $26,037 for the years ended December 31, 1996, 1995 and 1994. The ESOP shares as of December 31, 1996 were as follows:


Allocated shares                                          4,787
Shares committed to be released                           3,153
Unreleased shares                                        15,329
----------------------------------------------------------------
             Total ESOP Shares                           23,269
================================================================
Fair value of unreleased shares at
             December 31, 1996                         $264,425
================================================================

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 11 - Benefit Plans (continued)

   Management Stock Bonus Plan:

   Upon approval by the Stockholders on May 23, 1995, the Savings Bank established a Management Stock Bonus Plan ("MSBP"), the objective of which is to reward and retain personnel of experience and ability in key positions of responsibility with the Savings Bank. A maximum of 23,805 shares can be purchased by the Plan. Upon the adoption of the Plan, five non-employee Directors and one employee Director were awarded 1,190 non-forfeitable, except for cause, plan shares each to be allocated at the rate of one-fifth as of the Effective Date and an additional one-fifth following each of the next four successive years. The total plan shares to be awarded to non-employee directors shall not exceed 5,950 in the aggregate under the Plan. All employees are eligible to receive benefits under the MSBP at the sole discretion of a committee of not less than three non-employee members of the Savings Bank Board. The MSBP is managed by trustees who are non-employee directors of the Savings Bank.

    The MSBP purchased 7,140 shares of the Parent Company's stock for $121,380 during 1995. Of the shares purchased, 6,340 were newly issued by Beckley Bancorp, Inc. These shares were granted in the form of restricted stock payable 20% upon date of award (May 23, 1995) and the remaining shares issuable equally over a four-year period beginning May 23, 1996. Compensation expense in the amount of the fair market value of the common stock at the date of grant to the individual, will be recognized over the period during which the shares are payable. A recipient of such restricted stock is entitled to all voting and other stockholder rights (including the right to receive dividends on issued and non-issued shares), except that the shares, while restricted, may not be sold, pledged or otherwise disposed of. If a recipient of such restricted stock grant terminates employment for reasons other than death, disability or retirement, the recipient forfeits all rights to the unissued shares under restriction. If the participant's service terminates as a result of death, disability, retirement or a change in control of the Savings Bank, all restrictions expire and all shares unissued become unrestricted. The Board of Directors can terminate the MSBP at any time, and if it does so, any shares not allocated will revert to the Company.

   Compensation expense under the plan was $20,751 and $36,914 for the years ending December 31, 1996 and 1995, respectively.

   Stock Option Plan:

   Upon approval of the Stockholders, on May 23, 1995, Beckley Bancorp, Inc. adopted the 1994 Stock Option Plan. The aggregate number of shares with respect to which awards may be made pursuant to the Plan was limited to 59,512. On June 11, 1996, the Board of Directors of the Company adopted the 1996 Directors' Stock Option Plan. A total of 30,000 shares were transferred from the 1994 Plan into the 1996 Plan. The purpose of the Plans is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The Option Plans provide for a term of ten years, after which no awards may be made, unless such Plans are earlier terminated by the Board of Directors.

   The  Option  Plans  are  administered  by  a  committee   consisting  of  the
non-employee members of the Board of Directors (the "Option Committee"). The Option Committee selects the employees to whom options are to be granted and the number of shares to be granted. The option price may not be less than 100% of the fair market value of the shares on the date of the grant, and no option shall be exercisable after the expiration of ten years from the grant date. In the case of any director or employee who owns more than 10% of the outstanding common stock at the time the option is granted, the option price may not be less than 110% of the fair market value of the shares on the date of the grant, and the option shall not be exercisable after the expiration of five years from the grant date. The exercise price may be paid in cash, shares of the common stock, or a combination of both.

   The following table provides details of the activity within the Option Plans during the twelve-month period ended December 31, 1996:

                                                                  Weighted-
                                                                   Average
                                                                  Exercise
                                                       Options      Price
=============================================================================

   Outstanding, January 1                                17,250      $15.63

     Granted                                             42,262      $18.25
     Exercised                                               xx
     Forfeited                                             (123)     $18.25

-----------------------------------------------------------------------------
   Outstanding, December 31                              59,389      $17.49
=============================================================================
   Exercisable at end of year                            58,868      $17.48
=============================================================================
   Weighted-average fair value of options granted
     during the year                                      $5.46
=============================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 11 - Benefit Plans (continued)

   No options have expired under the Plans. The exercise prices on the options outstanding range from $15.625 to $18.25 per share. The weighted average remaining life of the options outstanding is 9.2 years.

   Financial Accounting Standard No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based compensation. Accordingly, the following pro forma information presents net income and earnings per share had the Standard's fair value method been used to measure compensation cost for stock option plans. Compensation cost actually recognized for stock options was $0 for 1996 and 1995.

                                                1996       1995
==================================================================

   Net income as reported                     $275,518   $395,794
   Pro forma net income                       $ 97,606   $337,830

   Earnings per share as reported             $    .47   $    .69
   Pro forma earnings per share               $    .17   $    .59
==================================================================
   In future years, the pro forma effect of not applying this standard is not expected to increase as additional options are not expected to be granted. However, if additional options are granted in future years, the granting of such options will likely increase the pro forma effect of not applying this standard.

   The value of the options granted were estimated using the Black-Scholes Option Value Model. For the options granted in 1995, the significant assumptions used were (1) a risk-free interest rate of 6.50%, (2) a volatility factor on the stock price of .066542, (3) an expected dividend yield of 2.00%, and (4) an estimated life of ten years. For the options granted in 1996, assumptions used were (1) a weighted-average risk-free interest rate of 6.84%, (2) a weighted-average volatility factor of .090948, (3) an expected dividend yield of 2.00%, and (4) a weighted-average estimated life of ten years.

Note 12 - Regulatory Requirements and Restrictions

   Beckley Federal Savings Bank is subject to requirements and restrictions imposed by various federal regulators. These requirements, among other things, establish minimum levels of capital and require that minimum cash reserve balances be maintained.

   The Savings Bank currently exceeds the following regulatory capital requirements issued by the Office of Thrift Supervision pursuant to FIRREA: 1.5% tangible capital requirement, 3% core capital requirement and 8% risked-based capital requirement. The following schedule shows the Savings Bank's compliance with regulatory capital standards at December 31, 1996:

                                                              (In Thousands)
                                                                             Risk-
                                                       Tangible    Core      Based
                                                       Capital    Capital   Capital
=====================================================================================

   Total stockholder's equity of Savings Bank          $  8,009   $ 8,009   $ 8,009

   Adjustments:
     Net unrealized gain on securities available
       for sale                                            (286)     (286)     (286)
     Allowance for loan losses (limited to 1.25% of
      risk-weighted assets)                                  xx        xx       235

   Regulatory capital - computed                          7,723     7,723     7,958
   Minimum capital requirement                              685     1,371     1,503
-------------------------------------------------------------------------------------
   Regulatory capital - excess                         $  7,038   $ 6,352   $ 6,455
=====================================================================================
   Regulatory capital - requirement                         1.5%      3.0%      8.0%
   Regulatory capital - computed                           16.9%     16.9%     42.4%


   At December 31, 1996, regulatory assets used in computing tangible and core capital requirements were $45,690,000. Total risk weighted assets at this date were $18,790,000.

   There were no material differences between the net income and retained earnings presented in these financial statements and those reported for regulatory purposes for each of the years ended December 31, 1996, 1995 and 1994.

BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 12 - Regulatory Requirements and Restrictions (continued)

   The Federal Deposit Insurance Corporation ("FDIC") currently administers two separate deposit insurance funds, the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). Due to the BIF being fully funded and SAIF being underfunded, effective September 30, 1995, the FDIC substantially lowered the insurance premium of the BIF members while maintaining the higher rate for all SAIF members. Additionally, effective January 1996, the total annual premium for most BIF members was lowered further to a flat $2,000 per year. These reductions in insurance premiums for BIF members placed SAIF members, such as the bank, at a material competitive disadvantage to BIF members.

   Effective September 30, 1996, federal law was revised to mandate a one-time special premium assessment on SAIF members, such as the Bank, of approximately 65.7% per $100 of insured deposits held on March 31, 1995. The special assessment was made to fully capitalize the SAIF to be at par with the BIF. The Bank recorded a $211,647 pre-tax expense for this assessment during 1996. Beginning January 1, 1997, deposit insurance assessments for SAIF members were reduced to approximately 6.4% per $100 of insured deposits on an annual basis through the end of 1999. During this same period, BIF members are expected to be assessed approximately 1.3% per $100 of insured deposits. Beginning January 1, 2000, assessments for the BIF and SAIF members should be the same rate. The higher premiums paid by SAIF members during this period will be used to pay the obligations of the Financing Corporations debt obligation. Assuming the above reduction, beginning January 1, 1997, the rate of deposit insurance premium assessed the Bank will decline by approximately 70%.

Note 13 - Commitments

   Loan commitments at December 31, 1996 were $133,000 for fixed and adjustable rate real estate loans. The weighted average interest rate on these loan commitments was 7.30% and they were approved under normal loan underwriting standards established by the Bank.

   Effective March 1, 1993, Beckley Federal Savings Bank entered into a five-year agreement with FiServ, Inc. for the use of its data processing services. The contract calls for annual increases over the prior year price not to exceed 4%. The Bank may terminate the agreement by giving 180 days' written notice. Total expense relating to the agreement was $49,789 in 1996, $52,818 in 1995 and $51,126 in 1994.

   Effective January 1, 1997, the Bank entered into an employment agreement with President Duane K. Sellards. The agreement is for a term of three years and has a base salary of $116,000. The agreement is terminable by the Bank for just cause, as defined by the agreement. Termination without just cause requires a continuation of the agreement while an involuntary termination requires a lump sum payment.

   On January 22, 1997, the Board of Directors of Beckley Federal Savings Bank received approval from the Office of Thrift Supervision to declare, at its next regular meeting, a cash dividend to the Parent equal to 100% of the net income for the year ended December 31, 1996. On January 14, 1997, the Board of Directors of Beckley Bancorp, Inc. declared a $0.14 per share cash dividend and $.08 special dividend payable on February 18, 1997 to the Corporation's shareholder's of record as of January 31, 1997.

Note 14 - Other Expenses

   Other operating expenses for the years ended 1996, 1995 and 1994 include:

                                                       1996        1995       1994
=====================================================================================

   Director's fees                                    $ 39,600   $ 39,000   $ 39,000
   Management stock bonus plan - Non-employee
     directors                                          17,292     30,762         xx
   Payroll taxes                                        32,926     32,152     30,219
   Personal property, franchise and other taxes         39,166     27,052     23,128
   Legal, auditing and examinations                     70,145     82,676     47,593
   Other                                               116,438    108,234     95,320
--------------------------------------------------------------------------------------
                                                      $315,567   $319,876   $235,260
======================================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 15 - Fair Value of Financial Instruments

   The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Bank adopted the provisions of SFAS No. 107 during the year ended December 31, 1995. The estimated fair value amounts have been determined by Beckley Bancorp, Inc. and Subsidiary using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

   The Bank's estimated fair value of financial instruments as of December 31 are as follows (in thousands):

                                                   1996                  1995
---------------------------------------------------------------------------------------
                                            Carrying  Estimated   Carrying Estimated
                                            Amount    Fair Value  Amount   Fair Value
=======================================================================================
   Assets:
     Cash and cash equivalents              $ 1,250   $   1,250  $  1,371  $   1,371
     Investment securities:
      Available-for-sale                      5,997       5,997     5,021      5,021
      Held-to-maturity                          997         997     3,993      3,993
     CMO's and other mortgage-backed
      securities - available-for-sale        16,484      16,484    17,954     17,954
     Loans receivable, net                   20,180      20,283    15,966     16,337
     Federal Home Loan Bank stock               172         172       176        176

   Liabilities:
     Demand and savings deposits             12,218      12,218    14,122     14,122
     Certificates of deposit                 20,028      20,038    19,305     19,336
     Federal Home Loan Bank advances          2,000       2,000        xx         xx



                                                   1996                  1995
--------------------------------------------------------------------------------------
                                            Contract  Estimated   Contract Estimated
                                              or      Unrealized    or     Unrealized
                                            Notional    Gain      Notional   Gain
                                            Amount     (Loss)     Amount    (Loss)
======================================================================================
   Off-balance sheet financial instruments:
     Lending commitments, fixed rate        $    133  $       xx  $     69 $        2
======================================================================================

   The following methods and assumptions were used to determine the fair value of financial instruments:

      Cash and Cash Equivalents - For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

      Investment Securities - Fair values are based on quotes provided by a recognized pricing service.

      Collateralized and Other Mortgage-Backed Securities - Fair values are based on quotes provided by a recognized pricing service.

      Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, non-residential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 15 - Fair Value of Financial Instruments (continued)

      Federal Home Loan Bank Stock - The carrying value of capital stock of the Federal Home Loan Bank approximates its fair value.

      Demand Deposits - The fair value of NOW accounts and savings accounts was the amount payable on demand at the reporting date.

      Time Certificates - The fair value was determined using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

      Federal Home Loan Bank advance - The fair value was determined using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

      Loan Commitments - Fixed Rate - The estimated fair value of commitments to originate fixed-rate loans is determined based on the difference between current levels of interest rates and the committed rates.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 16 - Parent Company Only Condensed Financial Information

   Beckley Bancorp, Inc. was organized to serve as the holding company for Beckley Federal Savings Bank and began operations on July 7, 1994 in conjunction with the Savings Bank's mutual-to-stock conversion and the Company's initial public offering of common stock. The Company's (Parent company only) balance sheets as of December 31, 1996 and 1995 and related statements of income and cash flows for December 31, 1996 and 1995 and for the period from inception (July 7, 1994) to December 31, 1994 are as follows:


BECKLEY BANCORP, INC.
BALANCE SHEETS
December 31, 1996 and 1995                            1996          1995
=============================================================================
Assets
  Cash and cash equivalents                        $   120,341   $  288,036
  Investment in Beckley Federal Savings Bank         8,008,569    8,196,801
  Loan to Beckley Federal Savings Bank               3,010,000    2,617,000
  Loan to Savings Bank ESOP                            153,289      184,818
  Other                                                    942        1,192
-----------------------------------------------------------------------------
   Total Assets                                    $11,293,141   $11,287,847
=============================================================================

Liabilities and Stockholders' Equity
  Other liabilities                                $     3,945   $     8,420
  Income taxes payable                                   7,237        11,173
  Stockholders' Equity                              11,281,959    11,268,254
-----------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity      $11,293,141   $11,287,847
=============================================================================

                                           BECKLEY BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Note 16 - Parent Company Only Condensed Financial Information (continued)

STATEMENTS OF INCOME


Years Ended December 31, 1996, 1995 and
Period From Inception (July 7, 1994) to
December 31, 1994                                1996         1995          1994
====================================================================================
Income:
  Interest on loans                           $  140,112   $   139,626   $   65,352
  Dividends from subsidiary                      358,880       241,778           xx
-------------------------------------------------------------------------------------
                                                 498,992       381,404       65,352
-------------------------------------------------------------------------------------
Professional fees and other expenses              62,259        75,518       28,828
-------------------------------------------------------------------------------------
Income before income taxes and (excess
  dividends) equity in undistributed earnings
  of subsidiary                                  436,733       305,886       36,524
Provision for income taxes                        31,171        27,194       13,491
-------------------------------------------------------------------------------------
                                                 405,562       278,692       23,033

(Excess dividends) equity in undistributed
  net income of subsidiary                      (130,044)      117,102      241,778
-------------------------------------------------------------------------------------
Net Income                                    $   275,518  $   395,794   $   264,811
=====================================================================================

STATEMENTS OF CASH FLOWS
Years Ended December 31, 1996, 1995 and
Period From Inception (July 7, 1994) to
December 31, 1994                                1996         1995          1994
=====================================================================================
Cash Flows From Operating Activities:
  Net income                                   $  275,518   $  395,794   $  264,811
  Adjustments to reconcile net income to net
  cash provided by operating activities:
   Excess dividends (equity) in undistributed
     net income of subsidiary                    130,044      (117,102)    (241,778)
   Decrease (increase) in other assets               250        (1,192)          xx
   Increase in other liabilities                  (8,411)        4,318       15,275
   Other                                         (11,240)           xx           xx
-------------------------------------------------------------------------------------
     Net Cash Provided by Operations             386,161       281,818       38,308
-------------------------------------------------------------------------------------
Cash Flows From (Used by) Investing Activities:
  Payments received on loans                      31,529        29,427           xx
  Loans originated, net of payments             (393,000)           xx   (2,617,000)
  Purchase of Savings Bank subsidiary stock           xx            xx   (2,799,636)
-------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Investing
     Activities                                 (361,471)       29,427   (5,416,636)
--------------------------------------------------------------------------------------
Cash Flows (Used by) From Financing Activities:
  Proceeds from issuance of common stock for
   Management Stock Bonus Plan                        xx       107,780           xx
  Cash dividends paid                           (192,385)     (137,688)          xx
  Proceeds from sale of stock - net                   xx            xx    5,599,272
  Purchase of stock by ESOP less payments             xx            xx     (214,245)
--------------------------------------------------------------------------------------
   Net Cash (Used) Provided by Financing
     Activities                                 (192,385)      (29,908)   5,385,027
--------------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents                                   (167,695)      281,337        6,699
Cash and cash equivalents, beginning of year     288,036         6,699           xx
======================================================================================
Cash and Cash Equivalents, End of Year        $   120,341  $   288,036   $     6,699
======================================================================================
Supplemental Disclosures:
  Interest Paid                               $        xx  $        xx   $     6,334
======================================================================================
  Income Taxes Paid                           $    34,857  $    20,942   $        xx
======================================================================================

Quarterly Stock and Dividend Information

      Since its issuance in July 1994, the Corporation's common stock has been traded in the over-the-counter market. The following table reflects high and low bids information as published by the National Quotation Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

                                 HIGH        LOW

Jan. 1. 1995 - March 31, 1995      13 5/8    11
April 1, 1995 - June 30, 1995      14 1/2    12 1/2
July 1, 1995 - Sept. 30, 1995      14 1/2    12 1/2
Oct. 1, 1995 - Dec. 31, 1995       16        13 5/8
Jan. 1, 1996 - March 31, 1996      16 1/2    16
April 1, 1996 - June 30, 1996      16 1/2    16 1/2
July 1, 1996 - Sept, 30, 1996      17        16 1/2
Oct. 1, 1996 - Dec. 31, 1996       16 1/2    16 1/2

      The number of stockholders of record of common stock as of March 15, 1997, was approximately 259. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. At March 15, 1997, there were 601, 465 shares of common stock outstanding.

      On January 14, 1997, the Board of Directors of the Corporation declared a $0.14 per share regular semi-annual cash dividend and a $0.08 per share special cash dividend payable on February 18th to stockholders of record as of January 31st. The Corporation expects to continue its policy of paying regular cash dividends; however, further declarations of dividends by the Corporation's Board of Directors will depend on a number of factors, including investment opportunities available to the Corporation or the Savings Bank, capital requirements, regulatory limitations, the Corporation's and the Savings Bank's results of operations and financial condition, tax considerations, and general economic conditions.

      Because the Savings Bank meets its fully phased-in capital requirements, it is permitted to pay dividends to the Corporation during any calendar year equal to the greater of (1) 100% of its net income, plus an amount that would reduce by one-half its "surplus capital ratio" (defined as the amount of capital in excess of the fully phased-in requirement) at the beginning of the calendar year, or (2) 75% of its net income over the most recent four-quarter period. Under Delaware law, the Corporation may pay dividends to its stockholders in an amount of its surplus (the amount of capital in excess of the par value of its surplus.)

[LOGO]

BECKLEY BANCORP, INC.
200 Main Street, P.O. Box 1069
Beckley, West Virginia 25802-1069
Telephone (304) 252-6201